NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 sdudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 jwillingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Third Quarter Earnings

ST. LOUIS (July 30, 2013) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2013 third quarter and nine months ended June 30, 2013. Third quarter highlights include:

•	Net income of $6.6 million, or $0.25 per diluted share

•	Net economic earnings (non-GAAP) of $8.2 million, or $0.36 per share, down 8 percent

•	Gas Utility net economic earnings up 45 percent reflecting more favorable weather
“Our third quarter Gas Utility results were up significantly due to cooler weather and recovery of our ongoing investment in upgrading our distribution pipelines, while Gas Marketing earnings declined reflecting low price volatility and narrow basis differentials that exist in the natural gas markets today,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “Meanwhile, we moved closer to finalizing the Missouri Gas Energy (MGE) acquisition. We have obtained Missouri regulatory approval, completed a successful equity offering to finance the acquisition, and remain on track for the integration of MGE,” she added.
QUARTERLY RESULTS

	Three Months Ended June 30
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Net Income (GAAP)	$6.6	$8.4	$0.25	$0.38
Fair value adjustments	0.2	0.5	0.01	0.02
Acquisition-related impacts:
Costs	1.4	—	0.05	—
Increase in shares	—	—	0.05	—
Net Economic Earnings (non-GAAP)*	$8.2	$8.9	$0.36	$0.40

Net Economic Earnings by Segment
Gas Utility	$6.8	$4.7	$0.30	$0.20
Gas Marketing	1.6	3.6	0.07	0.16
Other	(0.2)	0.6	(0.01)	0.04
Total	$8.2	$8.9	$0.36	$0.40
* See “Net Economic Earnings and Reconciliation to GAAP” on page 10.

The Laclede Group reported consolidated net income for its third quarter of fiscal 2013 of $6.6 million ($0.25 per share), down from $8.4 million ($0.38 per share) for the same period last year. Net economic earnings (non-GAAP) for the third quarter were $8.2 million ($0.36 per share), down 8 percent from $8.9 million ($0.40 per share) a year ago. Net economic earnings exclude from net income the effect of unrealized gains and losses on energy-related derivatives and the impact of the pending MGE acquisition including acquisition-related costs and the per share impact of shares issued in May 2013 to finance the acquisition.

The decreased earnings were driven by lower operating results from Gas Marketing, largely offset by increases in Gas Utility income reflecting more favorable weather and higher infrastructure surcharge revenues.

Gas Utility

The Gas Utility segment, which includes the regulated gas distribution operations of Laclede Gas, reported net income and net economic earnings of $6.8 million for the quarter ended June 30, 2013, up from net income and net economic earnings of $4.6 million and $4.7 million, respectively, for the same period last year. The improvement was primarily due to higher sales margins, reflecting cooler weather this year compared to above normal temperatures a year ago, and increased Infrastructure System Replacement Surcharge (ISRS) revenues. These positive factors were partially offset by higher operations and maintenance expenses as well as increased depreciation and amortization expenses. The higher ISRS revenues are a result of increased investment in distribution pipeline replacement to enhance safety and reliability for Laclede Gas customers.

As previously announced, Laclede Gas filed a general rate case with the Missouri Public Service Commission (MoPSC) last December. On June 26, 2013, the MoPSC approved an agreement filed by Laclede Gas and other parties to the case in which Laclede Gas will incorporate into its base rates, effective September 1, 2013, the annualized ISRS revenues of $14.8 million it was already collecting in customers' bills. At that time, the ISRS charge will be reset to zero, and Laclede Gas may make future ISRS filings for any qualifying expenditures it incurs after January 31, 2013.

Gas Marketing

The Gas Marketing segment, which includes non-regulated operations of Laclede Energy Resources, reported volumes purchased and sold that were essentially the same for the quarter ended June 30, 2013, compared to the prior year. Quarterly operating revenues of $33.4 million were down from $70.0 million in the prior-year period, and operating expenses were also down significantly for the quarter. Both decreases reflect a higher percentage of transactions being reported as trading activities, which are recorded on a net rather than a gross basis and had no direct impact on earnings. The decreases were partially offset by the impact of higher per unit gas prices. Net income was $1.4 million for the third quarter, down from $3.2 million for the same period last year. Net economic earnings (non-GAAP), which exclude the impact of energy-related derivatives, were $1.6 million, down from $3.6 million for the same period a year ago. The decrease in both net income and net economic earnings reflect reduced sales margins due to low price volatility and narrow basis differentials that continue to exist in the natural gas marketplace, as well as the expiration of a favorable gas supply contract in December 2012.

YEAR-TO-DATE RESULTS

	Nine Months Ended June 30
	(Millions)		(Per Diluted Share)
	2013	2012	2013	2012
Net Income (GAAP)	$62.4	$63.3	$2.62	$2.82
Fair value adjustments	1.2	(1.1)	0.04	(0.05)
Acquisition-related impacts:
Costs	5.3	—	0.23	—
Increase in shares	—	—	0.15	—
Net Economic Earnings (non-GAAP)*	$68.9	$62.2	$3.04	$2.77

Net Economic Earnings by Segment
Gas Utility	$62.3	$51.4	$2.75	$2.29
Gas Marketing	7.3	9.6	0.32	0.43
Other	(0.7)	1.2	(0.03)	0.05
Total	$68.9	$62.2	$3.04	$2.77

* See “Net Economic Earnings and Reconciliation to GAAP” on page 10.

For the first nine months of fiscal 2013, The Laclede Group reported consolidated net income of $62.4 million ($2.62 per share), compared to $63.3 million ($2.82 per share) for the same period last year. Net economic earnings (non-GAAP) for the nine months ended June 30, 2013 were $68.9 million ($3.04 per share), up 11 percent from $62.2 million ($2.77 per share) for the same period last year. A majority of the difference between current year net income and net economic earnings per share is due to the $8.5 million ($5.3 million after tax) of acquisition-related costs incurred year-to-date in fiscal 2013.

Excluding those costs, the share impact of the May 2013 equity issuance, and the effect of unrealized gains and losses on energy-related derivatives, the increased earnings were driven by improved Gas Utility performance, reflecting more favorable weather and higher infrastructure surcharge revenues, offset in part by lower Gas Marketing earnings.

Gas Utility

For the nine months ended June 30, 2013, Gas Utility net income was $62.3 million, up from $51.4 million for the same period a year ago. Net economic earnings for both the current and prior year were essentially equal to the reported GAAP results. The fiscal year-to-date improvement was driven by higher natural gas sales margins due to a return to more normal weather this year compared to record warm temperatures a year ago, higher ISRS revenues, reduced bad debt expenses and lower employee benefit expenses.

Gas Marketing

For the nine months ended June 30, 2013, operating revenues were $129.9 million, down from $288.0 million in the prior-year period, and operating expenses decreased to $134.0 million from $279.8 million. The decreases relate to the higher percentage of transactions being reported as trading activities, as described above for the third quarter. For the first nine months of fiscal 2013, Gas Marketing net income was $6.1 million, down from $10.7 million for 2012, and net economic earnings for the first nine months of fiscal 2013 decreased to $7.3 million from $9.6 million in the prior year. This decrease in net economic earnings was largely due to the expiration of a favorable supply contract in December 2012, partially offset by higher volumes purchased and sold.

ACQUISITION UPDATE
As announced on July 17, the MoPSC approved Laclede Gas's purchase of the assets of MGE from Southern Union Company. The approval is effective July 31, 2013, and permits closing on the $975 million purchase on or after September 1, 2013, subject to the purchase and sale agreement and related closing conditions. Further, Laclede Gas was authorized to complete the financing to support the acquisition.

The agreement provides for protections and assurances that are consistent with the no net detriment standard for approving such transactions in Missouri and that are typical for a transaction of this scope. Selected provisions of the approval include:

•
Protections for customers and the public from any adverse impacts from the transaction, including continuation of existing energy efficiency programs and no recovery of acquisition transaction costs or premium paid

•	Operating and reporting requirements relating to gas supply, safety, service quality and financial performance

•	Right to file an MGE general rate case no later than September 18, 2013

•	An October 1, 2015 moratorium on filing subsequent rate cases for Laclede Gas in the absence of unusual circumstances

•	Provisions for the deferral of certain one-time costs to integrate MGE and Laclede Gas; recovery of these costs will be included in the next general rate case after 2013 for the two entities

In support of the acquisition, The Laclede Group completed a public offering of 10.0 million shares of its common stock on May 29, generating net proceeds of $428.0 million. In addition, the Company and Laclede Gas are working with its syndicate of financial institutions to expand its current revolving credit facilities to support the working capital needs of the new, larger gas utility. Laclede Gas is also finalizing its planned issuance of $450 million of first mortgage bonds.

In the third quarter of fiscal 2013, The Laclede Group incurred acquisition-related costs of $2.2 million ($1.4 million after tax, or $0.05 per share), which were reported in the Other segment. For the nine-month period, acquisition-related costs totaled $8.5 million ($5.3 million after tax, or $0.23 per share).

CASH FLOWS AND CAPITAL STRUCTURE

Net cash provided by operating activities was $167.0 million for the nine months ended June 30, 2013, compared with net cash provided by operating activities of $128.2 million for the same period last year. The increase is primarily due to the timing of collections of gas cost under the PGA Clause, as well as decreased cash payments for the funding of pension plans. Excluding temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes, operating cash flows (non-GAAP) for the first nine months of fiscal 2013 were $98.8 million, up from $93.8 million for the first nine months of fiscal 2012. See reconciliation of Operating Cash Flows (non-GAAP) to Net Cash Provided by Operating Activities (GAAP) on page 11.

Capital expenditures for the nine months ended June 30, 2013 increased to $96.8 million from $76.8 million in the comparable period a year ago. The increase was driven by the Company's planned investments in ongoing accelerated replacement of portions of its distribution system and expenditures to upgrade its technology platforms.

The Laclede Group maintains a strong capital structure, which at June 30, 2013 consisted of 70 percent equity compared to 63 percent at June 30, 2012. The higher equity component of capitalization reflects the Company's issuance of 10.0 million common stock shares in May 2013, partially offset by $100 million of long-term debt issued by Laclede Gas earlier this year. There were no short-term borrowings outstanding at June 30, 2013 or June 30, 2012. The equity component of the Company's long-term capitalization will decrease to a targeted level of approximately 53 percent following the planned issuance of $450 million of Laclede Gas first mortgage bonds.

For additional details on The Laclede Group's results for the third quarter and first nine months of fiscal 2013, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

CONFERENCE CALL AND WEBCAST

As previously announced, The Laclede Group will host a conference call and webcast today to discuss its second quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, July 30
9 a.m. CDT (10 a.m. EDT)

Phone Numbers:	U.S.:	1-888-317-6016
	Canada:	1-855-669-9657
	International:	1-412-317-6016

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CDT (Noon EDT) on July 30 and continuing until August 30 by dialing 1-877-344-7529 (U.S.) or 1-412-317-0088 (Canada/International). The Conference ID is 10031080. The webcast will be available for replay beginning July 30, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Gas Utility segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede's primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the Company's pending acquisition. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2012, filed with the Securities and Exchange Commission and the Company's Form 10-Q for the quarter ended June 30, 2013, to be filed later today.

This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share." Management also uses these non-GAAP measures internally when evaluating the Company's performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. When calculating net economic earnings per share, management excludes from the weighted average number of shares the impact of the May 2013 equity issuance, completed in advance of the pending MGE acquisition. Management believes that this presentation provides a useful representation of operating performance by facilitating comparisons of year-over-year results.

These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

This news release also includes the non-GAAP financial measure of "Operating Cash Flows." Management also uses this measure internally when evaluating longer-term cash flow impacts. This measure excludes the effects of temporary changes in working capital, such as the effect of regulatory timing differences in the recovery of certain costs and the timing of cash payments for income taxes. Management believes that excluding these items provides a useful representation of the economic impact of longer-term cash flows generated from business activities. This internal non-GAAP cash flow metric should not be considered as an alternative to, or more meaningful than, GAAP measures such as net cash provided by operating activities.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

OPERATING REVENUES
Gas Utility	$131,517	$116,459	$735,726	$665,981
Gas Marketing	33,433	70,014	129,937	288,036
Other	339	376	4,242	1,920
Total Operating Revenues	165,289	186,849	869,905	955,937
OPERATING EXPENSES
Gas Utility
Natural and propane gas	43,233	46,641	410,189	364,556
Other operation and maintenance expenses	42,404	38,351	123,245	125,028
Depreciation and amortization	11,519	10,186	33,742	30,450
Taxes, other than income taxes	12,968	10,842	49,525	45,602
Total Gas Utility Operating Expenses	110,124	106,020	616,701	565,636
Gas Marketing	40,583	65,420	133,959	279,784
Other	2,301	364	13,029	1,784
Total Operating Expenses	153,008	171,804	763,689	847,204
Operating Income	12,281	15,045	106,216	108,733
Other Income and (Income Deductions) - Net	(398)	451	2,024	3,771
Interest Charges:
Interest on long-term debt	6,266	5,739	17,393	17,218
Other interest charges	594	427	2,197	1,541
Total Interest Charges	6,860	6,166	19,590	18,759
Income Before Income Taxes	5,023	9,330	88,650	93,745
Income Tax (Benefit) Expense	(1,562)	897	26,256	30,454
Net Income	$6,585	$8,433	$62,394	$63,291

Weighted Average Number of Common Shares Outstanding:
Basic	26,110	22,282	23,634	22,243
Diluted	26,194	22,357	23,708	22,318

Basic Earnings Per Share of Common Stock	$0.25	$0.38	$2.62	$2.83
Diluted Earnings Per Share of Common Stock	$0.25	$0.38	$2.62	$2.82

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	June 30, 2013	September 30, 2012	June 30, 2012

ASSETS
Utility Plant	$1,567,296	$1,497,419	$1,455,004
Less: Accumulated depreciation and amortization	484,380	478,120	474,008
Net Utility Plant	1,082,916	1,019,299	980,996

Other Property and Investments	59,229	56,814	61,016

Current Assets:
Cash and cash equivalents	556,489	27,457	21,523
Accounts receivable (net of allowance for doubtful accounts)	132,157	133,842	127,182
Delayed customer billings	11,319	—	—
Inventories	72,611	106,472	69,160
Other	68,813	75,245	43,826
Total Current Assets	841,389	343,016	261,691

Regulatory assets and other deferred charges	438,505	461,133	437,635
Total Assets	$2,422,039	$1,880,262	$1,741,338

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$625,622	$191,146	$189,222
Retained earnings	443,691	414,581	424,588
Accumulated other comprehensive income (loss)	11,684	(4,116)	(2,652)
Total Common Stock Equity	1,080,997	601,611	611,158
Long-term debt (less current portion)	464,444	339,416	339,401
Total Capitalization	1,545,441	941,027	950,559

Current Liabilities:
Notes payable	—	40,100	—
Accounts payable	104,862	89,503	81,322
Advance customer billings	—	25,146	6,225
Current portion of long-term debt	—	25,000	25,000
Accrued liabilities and other	77,939	72,375	66,736
Total Current Liabilities	182,801	252,124	179,283

Deferred Credits and Other Liabilities:
Deferred income taxes	377,965	355,509	335,366
Pension and postretirement benefit costs	181,691	196,558	158,011
Regulatory liabilities	61,335	59,432	57,033
Asset retirement obligations and other	72,806	75,612	61,086
Total Deferred Credits and Other Liabilities	693,797	687,111	611,496
Total Capitalization and Liabilities	$2,422,039	$1,880,262	$1,741,338

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands)

	Nine Months Ended
	June 30,
	2013	2012

Operating Activities:
Net Income	$62,394	$63,291
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	34,721	30,900
Deferred income taxes and investment tax credits	13,208	22,448
Other – net	1,753	(425)
Changes in assets and liabilities	54,968	11,985
Net cash provided by (used in) operating activities	167,044	128,199

Investing Activities:
Capital expenditures	(96,816)	(76,780)
Other investments	(2,558)	(1,338)
Net cash used in investing activities	(99,374)	(78,118)

Financing Activities:
Issuance of long-term debt	125,000	—
Maturity of first mortgage bonds	(25,000)	—
Repayment of short-term debt – net	(40,100)	(46,000)
Issuance of common stock	431,329	3,162
Dividends paid	(28,651)	(27,599)
Other	(1,216)	(1,348)
Net cash provided by (used in) financing activities	461,362	(71,785)

Net Increase (Decrease) in Cash and Cash Equivalents	529,032	(21,754)
Cash and Cash Equivalents at Beginning of Period	27,457	43,277
Cash and Cash Equivalents at End of Period	$556,489	$21,523

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
(Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)

Quarter Ended June 30, 2013
Net Income (Loss) (GAAP)	$6.8	$1.4	$(1.6)	$6.6	$0.25
Unrealized (gain) loss on energy-related derivatives (1)	—	(0.3)	—	(0.3)	(0.01)
Lower of Cost or Market Inventory Adjustments	—	0.5	—	0.5	0.02
Acquisition, divestiture and restructuring activities (1)	—	—	1.4	1.4	0.05
Weighted Average Shares Adjustment (2)	—	—	—	—	0.05
Net Economic Earnings (Losses) (Non-GAAP)	$6.8	$1.6	$(0.2)	$8.2	$0.36
Diluted EPS (GAAP)	$0.26	$0.05	$(0.06)	$0.25
Net Economic EPS (Non-GAAP) (2)	$0.30	$0.07	$(0.01)	$0.36

Quarter Ended June 30, 2012
Net Income (GAAP)	$4.6	$3.2	$0.6	$8.4	$0.38
Unrealized (gain) loss on energy-related derivatives (1)	0.1	0.9	—	1.0	0.04
Lower of cost or market inventory adjustments (1)	—	(0.5)	—	(0.5)	(0.02)
Net Economic Earnings (Non-GAAP)	$4.7	$3.6	$0.6	$8.9	$0.40
Diluted EPS (GAAP)	$0.20	$0.14	$0.04	$0.38
Net Economic EPS (Non-GAAP) (2)	$0.20	$0.16	$0.04	$0.40

Nine Months Ended June 30, 2013
Net Income (Loss) (GAAP)	$62.3	$6.1	$(6.0)	$62.4	$2.62
Unrealized (gain) loss on energy-related derivatives (1)	—	0.6	—	0.6	0.02
Lower of Cost or Market Inventory Adjustments	—	0.6	—	0.6	0.02
Acquisition, divestiture and restructuring activities (1)	—	—	5.3	5.3	0.23
Weighted Average Shares Adjustment (2)	—	—	—	—	0.15
Net Economic Earnings (losses) (Non-GAAP)	$62.3	$7.3	$(0.7)	$68.9	$3.04
Diluted EPS (GAAP)	$2.61	$0.26	$(0.25)	$2.62
Net Economic EPS (Non-GAAP) (2)	$2.75	$0.32	$(0.03)	$3.04

Nine Months Ended June 30, 2012
Net Income (GAAP)	$51.4	$10.7	$1.2	$63.3	$2.82
Unrealized (gain) loss on energy-related derivatives (1)	—	(1.3)	—	(1.3)	(0.06)
Lower of cost or market inventory adjustments (1)	—	0.1	—	0.1	—
Realized (gain) loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	0.01
Net Economic Earnings (Non-GAAP)	$51.4	$9.6	$1.2	$62.2	$2.77
Diluted EPS (GAAP)	$2.29	$0.48	$0.05	$2.82
Net Economic EPS (Non-GAAP) (2)	$2.29	$0.43	$0.05	$2.77

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended June 30, 2013 and 2012, the total net income tax (benefit) expense included in the reconciling items is $(1.0) million and $(0.3) million, respectively. For the nine months ended June 30, 2013 and 2012, the total net income tax (benefit) expense included in the reconciling items is $(4.0) million and $0.7 million, respectively.

(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation. Also, net economic earnings exclude the impact of the May 2013 equity offering to fund the pending acquisition of MGE. For the quarter ended June 30, 2013, the weighted average diluted shares used in the net economic earnings per share calculation was 22.5 million compared to 26.2 million in the GAAP EPS calculation. For the nine months ended June 30, 2013, the weighted average diluted shares used in the net economic earnings per share calculation was 22.5 million compared to 23.7 million in the GAAP EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING CASH FLOWS AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
(Millions)

	Nine Months Ended
	June 30,
	2013	2012

Net cash provided by operating activities (GAAP)	$167.0	$128.2

Add (deduct):
Changes in assets and liabilities	(55.0)	(12.0)
Deferred income taxes and investment tax credits	(13.2)	(22.4)
Operating Cash Flows (Non-GAAP)	$98.8	$93.8

Net cash used in investing activities (GAAP)	$(99.4)	$(78.2)
Net cash provided by (used in) financing activities (GAAP)	$461.4	$(71.8)

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